UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 29, 2008
Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		610-293-0600
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
On February 29, 2008, the Registrant entered into a Purchase Agreement (the “Purchase Agreement”) with Saints Capital Dakota, L.P. (“Saints”). At the closing of the transaction, Registrant will transfer to Saints all of its interests in six of its partner companies: Acsis, Inc, Alliance Holdings, Inc., Laureate Pharma, Inc., Neuronyx, Inc., NextPoint Networks, Inc. and ProModel Corporation (the “Transferred Companies”). Saints is a special purpose entity established by Saints Capital, a merchant venture capital firm based in San Francisco, CA.
Under the terms of the Agreement, at the closing Saints will pay $100 million in cash to the Registrant for its interests in the Transferred Companies (including $10 million which will be held in escrow through April 2009 in connection with Registrant’s indemnification obligations under the Purchase Agreement). In addition, Registrant will be released from an aggregate of $31.5 million in bank guaranties that it currently provides for the benefit of certain of the Transferred Companies. Registrant expects to report a gain on the transaction of approximately $16 million when it closes.
The completion of the transaction is subject to customary conditions and is expected to occur in the second quarter of 2008. The Purchase Agreement contains customary representations, warranties and indemnification obligations of the parties to the transaction.
The information set forth above is qualified in its entirety by reference to the Purchase Agreement, attached hereto as Exhibit 2.1, which is incorporated herein by reference. A copy of the press release issued by Registrant in connection with the Purchase Agreement is attached hereto as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits
(d) Exhibits

2.1	Purchase Agreement, dated as of February 29, 2008, by and between Safeguard Scientifics, Inc., as Seller, and Saints Capital Dakota, L.P., as Purchaser.

99.1	Press Release dated March 3, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: March 4, 2008	By:	BRIAN J. SISKO
Brian J. Sisko
Senior Vice President and General Counsel